Exhibit 10.1
SOURCEFIRE, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Non-employee directors of Sourcefire, Inc., a Delaware corporation (the “Company”) shall be entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy supersedes all prior policies or provisions of any equity plans concerning compensation of the Company’s non-employee directors, except that any prior equity awards previously granted to a director remain valid. Unless otherwise defined herein, capitalized terms shall have the meaning as provided in the Company’s 2007 Stock Incentive Plan.
Cash Compensation
Cash Retainer for Board Service
Commencing May 20, 2010, each non-employee director shall receive a cash retainer in the amount of $30,000 per year (the “Board Retainer”).
Board Committee Member Cash Retainer
Commencing May 20, 2010, a non-employee director who serves as a member of the Audit, Compensation or Nominating and Governance committee of the Board (each a “Committee Member”) shall receive a supplemental cash retainer in the amounts as follows: (i) a member of the Audit Committee will receive a cash retainer of $8,000 per year, (ii) a member of the Compensation Committee will receive a cash retainer of $5,000 per year, and (iii) a member of the Nominating and Governance Committee will receive a cash retainer of $4,000 per year (each, a “Committee Member Retainer”).
Cash Retainer for Chairman of the Board Service
Commencing May 20, 2010, a non-employee director who serves as the chairman of the Board (the “Chairman of the Board”) shall receive an additional annual cash retainer in the amount of $22,500 per year (the “Chairman of the Board Retainer”).
Board Committee Chairman Cash Retainer
Commencing May 20, 2010, in lieu of a Committee Member Retainer, a non-employee director who serves as the chairman of the Audit, Compensation or Nominating and Governance committee of the Board (each a “Committee Chairman”) shall receive a supplemental cash retainer in the amounts as follows: (i) the chairman of the Audit Committee will receive a cash retainer of $20,000 per year, (ii) the chairman of the Compensation Committee will receive a cash retainer of $10,000 per year, and (iii) the chairman of the Nominating and Governance Committee will receive a cash retainer of $7,500 per year (each, a “Committee Chairman Retainer”).

Payment of Cash Retainers
The Board Retainer, Committee Member Retainer, Chairman of the Board Retainer and Committee Chairman Retainer shall be payable quarterly, in four equal payments. The first payment shall be payable upon the adjournment of the first meeting of the Board following the Company’s Annual Meeting of Stockholders. The second, third and fourth payments shall be payable three (3), six (6) months and nine (9) months thereafter, respectively, subject to the non-employee director’s continued service to the Company as a non-employee director, Committee Member, Chairman of the Board or Committee Chairman, as applicable, on such date.
Option to Receive Equity in Lieu of Cash Retainers
A non-employee director may elect to receive all or part of the Board Retainer, Committee Member Retainer, Chairman of the Board Retainer or Committee Chairman Retainer in an amount of shares of Company common stock equal to the applicable amount of the cash retainer divided by the Fair Market Value of the Company’s common stock on the date such cash retainer becomes payable. Any such election shall be made in writing to the Secretary of the Company no later than the date the cash retainer becomes payable. Shares of common stock issued in lieu of a cash retainer shall be fully vested on the date of grant.
Equity Compensation
Initial Equity Award for New Directors
Commencing May 20, 2010, on the date a new non-employee director becomes a member of the Board, such non-employee director shall receive a restricted stock award (an “Initial Award”) in an amount of shares of Company common stock equal to $200,000 divided by the Fair Market Value of the Company’s common stock on such date, subject to the execution of a restricted stock award agreement and the payment of a purchase price equal to $0.001 per share. The Initial Award is subject to vesting over a period of three (3) years in equal annual installments commencing on the one (1) year anniversary of the date the non-employee director becomes a member of the Board, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award.
Annual Equity Award for Continuing Board Members
Commencing with the 2010 Annual Meeting of Stockholders, upon the adjournment of the Annual Meeting of the Company’s stockholders each continuing non-employee director shall receive a restricted stock award (an “Annual Award”) in an amount of shares of Company common stock equal to $100,000 divided by the Fair Market Value of the Company’s common stock on such date, subject to the execution of a restricted stock award agreement and the payment of a purchase price equal to $0.001 per share;

provided, however, that no Annual Award shall be granted to a non-employee director within 365 days of the date the non-employee director becomes a member of the Board; and provided, further, that upon the one (1) year anniversary of the date the non-employee director becomes a member of the Board, an Annual Award shall be granted which shall be reduced on a pro rata basis to reflect that less than one (1) year of service is expected of the director for the then-current year until the next Annual Meeting of Stockholders.
Each Annual Award for continuing Board members shall vest in full on the earlier of (i) the one year anniversary of the date of grant or (ii) the date immediately preceding the date of the next Annual Meeting of the Company’s stockholders, subject to the non-employee director’s continued service to the Company through the vesting date.
Provisions Applicable to All Non-Employee Director Equity Compensation Grants
All grants made pursuant to this Non-Employee Director Compensation Policy shall be subject to the terms and conditions of the Company’s 2007 Stock Incentive Plan, or any other equity compensation plan approved by the Company’s stockholders, and the terms of the restricted stock agreement issued thereunder. In the event of a Corporate Transaction or Change in Control (as such terms are defined in the 2007 Stock Incentive Plan), one hundred percent (100%) of the Shares granted pursuant to this Non-Employee Director Compensation Policy then outstanding shall become fully vested immediately prior to the effective date of such Corporate Transaction or Change in Control.
Expense Reimbursement
All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business in accordance with the Company’s corporate policies. The Company shall also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the chairman of the Nominating and Governance Committee or the Chairman of the Board. The Company shall make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses.
Miscellaneous
In the event of any inconsistency between the terms of this Non-Employee Director Compensation Policy and the terms of the Company’s 2007 Stock Incentive Plan under which Shares may be purchased under an award granted thereunder, the terms of the 2007 Stock Incentive Plan shall govern.
In the event of any inconsistency between the terms of this Non-Employee Director Compensation Policy and the terms of any restricted stock purchase agreement under which Shares which may be purchased, the terms of that restricted stock purchase agreement shall govern.
In the event of any inconsistency between the terms of the 2007 Stock Incentive Plan under which Shares may be purchased under any award granted thereunder and the terms of any restricted stock purchase agreement under which such Shares granted thereunder may be purchased, the terms of the 2007 Stock Incentive Plan under which the Shares were granted shall govern.
This Non-Employee Director Compensation Policy may be amended, altered or terminated at the election of the Board in its absolute discretion, provided that no amendment, alteration or termination of this Non-Employee Director Compensation Policy shall have retroactive affect or impair the rights of any non-employee director under any award theretofore granted to that director.

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